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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE



                            ARKANSAS BEST CORPORATION
                         RECEIVES $71.3 MILLION PAYMENT
                        FROM GOODYEAR FOR ARKANSAS BEST'S
                              INTEREST IN WINGFOOT


         (Fort Smith, Arkansas, April 28, 2003) - Arkansas Best Corporation (Nasdaq: ABFS) announced that it had completed the sale of its 19% ownership interest in Wingfoot Commercial Tire Systems, LLC to The Goodyear Tire & Rubber Company. This transaction was closed and the proceeds were received from Goodyear this morning. The cash payment of $71.3 million will be used to reduce the outstanding debt under the Arkansas Best credit agreement, which was $85.0 million at March 31, 2003. As a result of this transaction, Arkansas Best will record a pre-tax gain of approximately $12 million ($8.4 million after-tax, or $0.33 per diluted common share) in the second quarter of 2003.

         Arkansas Best Corporation, headquartered in Fort Smith, AR, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of LTL general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services, utilizing rail and over-the-road transportation.

                  The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "forecast," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including but not limited to union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology, the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions;



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         and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission ("SEC") public filings.





         Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and Treasurer

                  Telephone: (479) 785-6157



           Mr. David Humphrey, Director of Investor Relations

                  Telephone: (479) 785-6200


                                 END OF RELEASE